EX-FILING
FEES
Calculation of Filing Fee Tables
424B5
(Form Type)
Quanta Services, Inc.
(Exact Name of Registrant as Specified in its Charter)
(Translation of Registrant’s Name into English)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	4.750% Notes due 2027	457(r)	$600,000,000	99.818%	$598,908,000	.0001476	$88,398.82

Fees to Be Paid	Debt	5.250% Notes due 2034	457(r)	$650,000,000	99.409%	$ 646,158,500	.0001476	$95,372.99

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—			—	—	—	—

	Total Offering Amounts							$183,771.82	—	—	—	—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$183,771.82
This registration fee table shall be deemed to update the “Calculation of Filing Fee Tables” in Quanta Services, Inc.’s Registration Statement on Form S-3 (File No. 333-281209) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.

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